Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The AZEK Company Inc. of our report dated November 23, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The AZEK Company Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 14, 2022